Exhibit 99.1

Air Lease Corporation Announces the Election of a New Independent Director and the Retirement of Three Directors

PRESS RELEASE

LOS ANGELES, California, December 13, 2013 — Today Air Lease Corporation (NYSE: AL) announced the election of a new independent director to its Board of Directors (the “ALC Board”).  After conducting a thorough search process led by the nominating and governance committee of the ALC Board, Cheryl Gordon Krongard was unanimously elected to the ALC Board by the current directors effective immediately.  Ms. Krongard also will serve on the ALC Board’s Compensation Committee.

“We are pleased to welcome Cheryl Krongard to our esteemed Board of Directors.  Her outstanding reputation combined with her finance and aviation experience will benefit our company and shareholders tremendously,” said Steven F. Udvar-Hazy, Chairman and Chief Executive Officer of ALC.

Ms. Krongard was a senior partner of Apollo Management, L.P., a private investment company, from January 2002 to December 2004.  From 1994 to 2000, she served as the Chief Executive Officer of Rothschild Asset Management and as Senior Managing Director for Rothschild North America.  Additionally, she served as a director of Rothschild North America, Rothschild Asset Management, Rothschild Asset Management BV, and Rothschild Realty Inc. and as Managing Member of Rothschild Recovery Fund.  Ms. Krongard serves on the board of directors of Legg Mason, Inc., a diversified group of global asset management firms (since 2006), and served as a director of US Airways Group Inc. from 2005 until its recent merger with AMR Corp and Educate, Inc.  Ms. Krongard was elected a lifetime governor of the Iowa State University Foundation in 1997 and has served as Chairperson of its Investment Committee.  She also is a member of the Deans Advisory Council, Iowa State University College of Business.

After the election of Ms. Krongard, the ALC Board accepted the retirements of John G. Danhakl, Antony P. Ressler, and Wilbur L. Ross, Jr. who have served on the ALC Board since 2010.

“We are extremely grateful for the service of John, Tony and Wilbur to our Company and their early investment in ALC.  These gentlemen were instrumental in the founding of our company and helped us launch and build an industry leading aircraft leasing business.  They fully delivered on their promises of helping the company establish a strong base that would allow ALC to grow and prosper.  We wish them all the best in their future endeavors and will always be thankful,” said Steven F. Udvar-Hazy, Chairman and Chief Executive Officer of ALC.

Following the retirement of Messrs. Danhkl, Ressler and Ross, the current directors elected Ian Saines to the ALC Board’s Audit Committee and Robert Milton to the ALC Board’s Compensation Committee.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including expected delivery dates.  Such statements are based on current expectations and projections about our future results, prospects and opportunities and are not guarantees of future performance. Such statements will not be updated unless required by law.  Actual results and performance may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors, including those discussed in our filings with the Securities and Exchange Commission.

About Air Lease Corporation (NYSE: AL)

ALC is an aircraft leasing company based in Los Angeles, California that has airline customers throughout the world.  ALC and its team of dedicated and experienced professionals are principally engaged in purchasing commercial aircraft and leasing them to its airline partners worldwide through customized aircraft leasing and financing solutions.  For more information, visit ALC’s website at www.airleasecorp.com.

Investors:	Media:

Ryan McKenna	Laura St. John
Assistant Vice President	Media and Investor Relations Coordinator
Strategic Planning and Investor Relations	Email: lstjohn@airleasecorp.com
Email: rmckenna@airleasecorp.com